Exhibit 15.2

9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Ave., Dongcheng District

Beijing 100738, PRC

Tel: +86 10 8525 5500       Fax: +86 10 8525 5511 / 8525 5522

Beijing . Shanghai . Shenzhen . Hong Kong . Hangzhou . Wuhan . Singapore . New York . Silicon Valley . London

www.hankunlaw.com

Consent of Han Kun Law Offices

To:

Waterdrop Inc.

Room B802, 8th Floor, No. 203 Wangjing Lize Zhongyuan Zone 2

Chaoyang District, Beijing 100101

People’s Republic of China

Date: April 28, 2026

Dear Sirs,

We consent to the reference to our firm under the headings “Item 3.D—Risk Factors—Risks Related to Our Corporate Structure” and “Item 4.C—Organizational Structure—Contractual Arrangements with the Variable Interest Entities and Their Shareholders” in Waterdrop Inc.’s Annual Report on Form 20-F for the year ended December 31, 2025, which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference of the summaries of our opinion under these headings into the Registration Statement on Form S-8 (File No. 333-261408). We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2025.

Yours faithfully,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES

CONFIDENTIALITY.   This document contains confidential information which may be protected by privilege from disclosure.   Unless you are the intended or authorised recipient, you shall not copy, print, use or distribute it or any part thereof or carry out any act pursuant thereto and shall advise Han Kun Law Offices immediately by telephone, e-mail or facsimile and return it promptly by mail.   Thank you.